Media Contact:	Investor Contact:

Chris Toth	Dan Rumsey, General Counsel
415-896-6820	and Acting CFO
ctoth@evcgroup.com	408-866-3666

dan.rumsey@p-com.com
EVC Group, Inc.
Doug Sherk, Jennifer Beugelmans, Chris Toth
(415) 896-6820
dsherk@evcgroup.com

P-COM COMPLETES $3.3 MILLION DEBENTURE FINANCING AND RESTRUCTURES $1.725 MILLION
AGILENT OBLIGATION

CAMPBELL, CA., November 30, 2004 – P-Com, Inc. (OTBB: PCMC), a worldwide provider of wireless telecom products and services, today reported that it has signed an agreement with Agilent Financial Services, Inc. (“Agilent”) to restructure the $1.725 million obligation due to Agilent on December 1, 2004. Under the terms of the agreement, the Company will pay Agilent $250,000 on December 1, 2004 and will pay the balance amortized over 16 monthly payments commencing on January 1, 2005.

The Company also announced that it has completed the first closing on its previously announced $5.0 million debenture financing. The Company issued $3.3 million in debentures in the first closing. In connection with the first closing, the debenture holders were issued 528,000 common stock purchase warrants with an exercise price of $1.50 per share. The additional $1.7 million in funds are available to the Company contingent upon the satisfaction of certain conditions, including the effectiveness of a registration statement registering shares of common stock that may be issued by the Company to make required payments of principal and interest under the terms of the notes.

The restructuring of the Agilent obligation and proceeds resulting from the debenture financing provide the Company with additional flexibility to address working capital needs. The financing is in addition to available borrowings under the Company’s credit facility with Silicon Valley Bank.

Please refer to the Company’s Form 8-K to be filed with the SEC for additional details related to the Debenture Financing.

About P-Com, Inc.
P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market. P-Com’s broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access and private networks. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit www.p-com.com or call 408-866-3666.

Safe Harbor Statement
Statements that are forward looking and involve known and unknown risks and uncertainties may cause P-Com’s actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to achieve positive cash flow given the Company’s existing and anticipated operating and other costs and current sales trends; the Company’s cash position and its need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the Company’s ability to negotiate payment terms with its creditors, including its equipment lease vendors, and settle outstanding litigation; the continued intense competition from leading telecommunications equipment and technology suppliers resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors; the ability of P-Com’s customers to finance their purchases; the timing of new technology and product introductions; and the risk of early obsolescence. Many of these risks and uncertainties are beyond P-Com’s control. Reference is made to the discussion of risk factors detailed in P-Com’s filings with the Securities and Exchange Commission including its reports on Form 10-K, 10-Q and 8-K.